Exhibit 99.2
RECENT DEVELOPMENTS AND OUTLOOK
SCM’s primary business is Secure Authentication (formerly PC Security), which provides smart card readers and other products for secure physical and network access. The Company’s second business segment is Digital Media and Connectivity (formerly Digital Media Reader). For the first quarter ended March 31, 2009, revenue is expected to be approximately 20% lower compared to $6.5 million in the same period a year earlier. Lower sales in the 2009 period were impacted by budget delays for U.S. government projects and lower product demand worldwide as a result of the global recession.
Gross profit is expected to be slightly above 40% of revenue in the first quarter of 2009, compared to gross profit of 42% in the prior-year quarter.
First quarter 2009 operating expenses are expected to be between $5.2 million and $5.4 million, compared to $4.7 million in the same period a year earlier. The increase year-over-year was primarily due to the inclusion of approximately $1.4 million of transaction expenses related to SCM’s recently closed merger with Hirsch.
SCM expects to record an operating loss of just over $3.0 million in the first quarter of 2009, compared with an operating loss of $2.0 million in the first quarter of 2008.
Cash and cash equivalents at March 31, 2009 are expected, nearly unchanged from the balance at December 31, 2008 of $20.6 million.
Ensuring the successful merger and integration with Hirsch will be a major focus for SCM in the first half of 2009. SCM has incurred and expects to continue to incur significant merger-related expenses in 2009, which will continue to impact the Company’s financial results.
SCM expects to ship significant volumes of its eHealth terminals related to the implementation of the German electronic healthcare card in the second half of 2009. Initial small shipments commenced in the fourth quarter of 2008 and continued through the first quarter of 2009. In preparation for expected high volume shipments in the coming months, the Company began building inventory with distributors at the beginning of 2009.
As a result of the acquisition of Hirsch on April 30, 2009, Hirsch is now a wholly-owned subsidiary of SCM.
With the exception of the developments described above no significant changes in the financial or trading position occurred after December 31, 2008 and the date of this prospectus.
Due to the uncertainty and disruption of the global economy, SCM will no longer provide financial guidance into future periods until visibility into the macroeconomic environment and its impact on the Company’s business improves.